FOR IMMEDIATE RELEASE

LiveWire Group, Inc. Reports 2024 Second Quarter Financial Results

MILWAUKEE, WI (July 25, 2024) – LiveWire Group, Inc. (“LiveWire” or the “Company”) (NYSE: LVWR) today reported second quarter 2024 results.

"In the second quarter, we achieved continued growth in existing markets for our Electric Motorcycles segment. In fact, we maintained our position as the #1 on-road electric motorcycle retailer in the U.S. for the first half of 2024. With a 12 percent improvement in consolidated operating loss for the quarter over prior year, we remain committed to cost reduction initiatives while investing in portfolio expansion in both our Electric Motorcycles and STACYC segments, with upcoming new products planned,” said Karim Donnez, CEO, LiveWire.

Second Quarter 2024 Summary of Results

•Unit sales of 158 electric motorcycles, an increase of 35% over first quarter 2024 and triple digit increase over second quarter 2023.
•In line with expectations, consolidated operating loss improved by $3.8 million driven by overall cost reduction initiatives.

LiveWire Group, Inc. – Consolidated Results

$ in millions*	2nd quarter
	2024	2023	Change
Motorcycle Units	158	33	379%
Electric Balance Bike Units	3,825	8,206	(53%)

Consolidated Revenue	$6.4	$7.0	(8%)
Electric Motorcycles	$2.4	$0.8	219%
STACYC	$4.0	$6.3	(36%)

Consolidated Operating Loss	($28.2)	($32.0)	12%
Electric Motorcycles	($26.8)	($31.9)	16%
STACYC	($1.4)	($0.1)	(1,492%)

Net Loss	($24.8)	($40.7)	39%
*Amounts may not add or recalculate due to rounding.

The Company’s consolidated net loss was $24.8 million for the second quarter of 2024 compared to $40.7 million in the same period of the prior year driven by the segment results noted below, a decrease of $1.2 million in interest income offset by an increase of $13.2 million of non-operating income related to the decrease in fair value of the outstanding warrants as of June 30, 2024 as compared to prior year.

LiveWire Group, Inc. is comprised of two business segments:

•Electric Motorcycles – focused on the sale of electric motorcycles and related products
•STACYC – focused on the sale of electric balance bikes for kids and related products

Electric Motorcycles

Electric Motorcycles revenue increased $1.7 million in the second quarter of 2024 compared to the prior year period, due to higher unit sales in the quarter. Selling, engineering and administrative expenses decreased $3.1 million compared to the prior year largely as a result of overall cost reduction initiatives. In line with expectations, operating loss decreased by $5.1 million compared to the second quarter of 2023 driven by decreases in selling, engineering and administrative expenses and cost of goods sold.

STACYC

In line with expectations, STACYC revenue and operating income were down compared to same quarter 2023 primarily due to a reduction in third party branded distributor volumes and a planned increase in spend relating to product development costs for new models.

2024 Financial Outlook

For the full year 2024, the Company continues to expect:

•Electric Motorcycle sales of 1,000 to 1,500 revenue units
•LiveWire Group operating loss of $105 to $115 million

Webcast
The public is invited to attend an audio webcast from 8-9 a.m. CDT. LiveWire leadership will be joining the Harley-Davidson, Inc. audio webcast to discuss our results, developments in the business, and updates to the Company’s outlook. The webcast login can be accessed at https://investor.livewire.com/news-events-1/events/default.aspx. The audio replay will be available by approximately 10:00 a.m. CDT.

About LiveWire
LiveWire has a dedicated focus on the electric motorcycle sector. LiveWire’s majority shareholder is Harley-Davidson, Inc. LiveWire comes from the lineage of Harley-Davidson and is capitalizing on a decade of its learnings in the EV sector. With a dedicated focus on EV, LiveWire plans to develop the technology of the future and to invest in the capabilities needed to lead the transformation of motorcycling. www.livewire.com

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “is on track,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “remain committed,” “should,” “target,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described in prior public filings titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following: our history of losses and expectation to incur significant expenses and continuing losses for the foreseeable future; our limited operating history, the rollout of our business and the timing of expected business milestones, including our ability to develop and manufacture electric vehicles of sufficient quality and appeal to customers on schedule and on a large scale; our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; our ability to obtain funding for our operations and manage costs; our future capital requirements and sources and uses of cash; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, including our ability to effectively execute the Company’s relocation and streamlined headcount plan within expected costs and time and our ability to realize the expected savings in 2024 and on an ongoing annual basis; our ability to attract and retain a large number of customers; challenges we face as a pioneer into the highly-competitive and rapidly evolving electric vehicle industry; our operational and financial risks if we fail to effectively and appropriately separate the LiveWire business from the H-D business; H-D making decisions for its overall benefit that could negatively impact our overall business; our relationship with H-D and its impact on our other business relationships; our ability to leverage contract manufacturers, including H-D and Kwang Yang Motor Co., Ltd., a Taiwanese company (“KYMCO”), to contract manufacture our electric vehicles; retail partners being unwilling to participate in our go-to-market business model or their inability to establish or maintain relationships with customers for our electric vehicles; potential delays in the design, manufacture, financing, regulatory approval, launch and delivery of our electric vehicles; building out our supply chain, including our dependency on our existing suppliers and our ability to source suppliers, in each case many of which are single-sourced or limited-source suppliers, for our critical components such as batteries and semiconductor chips; our ability to rely on third-party and public charging networks; our ability to attract and retain key personnel; our business, expansion plans and opportunities, including our ability to scale our operations and manage our future growth effectively; the effects on our future business of competition, the pace and depth of electric vehicle adoption generally and our ability to achieve planned competitive advantages with respect to our electric vehicles and products, including with respect to reliability, safety and efficiency; our business and H-D’s business overlapping and being perceived as competitors; our inability to maintain a strong relationship with H-D or to resolve favorably any disputes that may arise between us and H-D; our dependency on H-D for a number of services, including services relating to quality and safety testing. If those service arrangements terminate, it may require significant investment for us to build our own safety and testing facilities, or we may be required to obtain such services from another third-party at increased costs; any decision by us to electrify H-D products, or the products of any other company; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; potential harm caused by misappropriation of our data and compromises in cybersecurity; changes in laws, regulatory requirements, governmental incentives and fuel and energy prices; the impact of health epidemics, including the COVID-19 pandemic, on our business, the other risks we face and the actions we may take in response thereto; litigation, regulatory proceedings, complaints, product liability claims and/or adverse publicity; and the possibility that we may be adversely affected by other economic, business and/or competitive factors. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified by new risk factors and uncertainties that may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this earnings release completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Media Contact: Jenni Coats (414) 343-7902
Financial Contact: Shawn Collins (414) 343-8002

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LiveWire Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue, net	$6,449	$7,026	$11,427	$14,788
Costs and expenses:
Cost of goods sold	8,231	9,966	17,336	16,464
Selling, administrative and engineering expense	26,383	29,044	52,678	55,215
Total operating costs and expenses	34,614	39,010	70,014	71,679
Operating loss	(28,165)	(31,984)	(58,587)	(56,891)
Interest income	1,596	2,754	3,612	5,446
Change in fair value of warrant liabilities	1,792	(11,438)	6,550	(10,370)
Loss before income taxes	(24,777)	(40,668)	(48,425)	(61,815)
Income tax provision	28	64	24	64
Net loss	$(24,805)	$(40,732)	$(48,449)	$(61,879)

Net loss per share, basic and diluted	$(0.12)	$(0.20)	$(0.24)	$(0.31)

Weighted-average shares, basic and diluted	203,184	202,409	203,136	202,407

LiveWire Group, Inc.
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$113,011	$167,904
Accounts receivable, net	1,911	4,295
Accounts receivable from related party	468	3,402
Inventories, net	34,062	32,122
Other current assets	2,035	3,004
Total current assets	151,487	210,727
Property, plant and equipment, net	36,818	37,682
Goodwill	8,327	8,327
Deferred tax assets	6	4
Lease assets	1,197	1,868
Intangible assets, net	1,185	1,347
Other long-term assets	5,896	6,192
Total assets	$204,916	$266,147
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,392	$3,554
Accounts payable to related party	18,399	20,371
Accrued liabilities	18,291	21,189
Current portion of lease liabilities	688	1,152
Total current liabilities	38,770	46,266
Long-term portion of lease liabilities	561	792
Deferred tax liabilities	105	93
Warrant liabilities	5,769	12,319
Other long-term liabilities	685	814
Total liabilities	45,890	60,284
Shareholders' equity:
Preferred Stock	—	—
Common Stock	20	20
Treasury Stock	(2,896)	(1,969)
Additional paid-in-capital	342,346	339,783
Accumulated deficit	(180,437)	(131,988)
Accumulated other comprehensive income	(7)	17
Total shareholders' equity	159,026	205,863
Total liabilities and shareholders' equity	$204,916	$266,147

LiveWire Group, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net loss	$(48,449)	$(61,879)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,042	1,372
Change in fair value of warrant liabilities	(6,550)	10,370
Stock compensation expense	2,563	4,202
Provision for doubtful accounts	22	55
Deferred income taxes	10	63
Inventory write-down	3,249	1,626
Cloud computing arrangements development costs	—	(640)
Other, net	(572)	(629)
Changes in current assets and liabilities:
Accounts receivable, net	2,362	(2,407)
Accounts receivable from related party	2,934	118
Inventories	(5,189)	(4,585)
Other current assets	1,215	1,905
Accounts payable and accrued liabilities	(3,550)	(1,357)
Accounts payable to related party	(1,972)	10,591
Net cash used by operating activities	(48,885)	(41,195)
Cash flows from investing activities:
Capital expenditures	(5,080)	(8,175)
Net cash used by investing activities	(5,080)	(8,175)
Cash flows from financing activities:
Repurchase of common stock	(928)	—
Proceeds received from exercise of warrants (Note 7)	—	2
Net cash used by financing activities	(928)	2
Net decrease in cash and cash equivalents	$(54,893)	$(49,368)
Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$167,904	$265,240
Net decrease in cash and cash equivalents	(54,893)	(49,368)
Cash and cash equivalents—end of period	$113,011	$215,872